Exhibit 6.2

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ANDROMEDA INTERFACES INC.

(“Company”)

Brian Gallagher and Kevin Coelho

(“Sellers”)

THE REPRESENTATIVE NAMED HEREIN

(“Sellers Representative”)

APTERA MOTORS CORP.

(“Parent”)

And

APTERA MERGERCO, LLC

(“Merger Sub”)

April 1, 2022

6S.	No Restrictions on the Merger	14
6T.	Common Shares of Parent	14

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		15
7A.	Organization and Corporate Power	15
7B.	Authorization; No Violation	15
7C.	Consents	15
7D.	Vote Required	15
7E.	Brokerage	16
7F.	Tax Representations	16
7G.	Common Shares	16

ARTICLE 8 ADDITIONAL AGREEMENTS		16
8A.	Survival of Representations and Warranties	16
8B.	Indemnification by Sellers	17
8C.	Indemnification by Parent Parties	18
8D.	Indemnification Payments	18
8E.	Indemnification Procedures	18
8F.	Certain Tax Matters	20
8G.	Press Release and Announcements	21
8H.	Mutual Assistance	21
8I.	Designation of the Sellers Representative	22
8J.	Authority and Rights of the Sellers Representative	22
8K.	Expenses	22
8L.	General Release	22
8M.	Confidentiality	23

ARTICLE 9 MISCELLANEOUS		23
9A.	Definitions	23
9B.	Amendment and Waiver	23
9C.	Notices	24
9D.	Assignment	25
9E.	Severability	25
9F.	Third-Party Beneficiaries and Obligations	25
9G.	No Strict Construction	25
9H.	Interpretation	25
9I.	The Disclosure Schedule	26
9J.	Complete Agreement	26
9K.	Counterparts	26
9L.	Governing Law	26
9M.	Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial	26

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Certificate of Merger
Exhibit C	Letter of Transmittal
Exhibit D	Allocations

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 1, 2022, by and among each of Brian Gallagher, an individual and Kevin Coelho, an individual (the “Sellers”), Brian Gallagher, solely in his capacity as representative as set forth in this Agreement (the “Sellers Representative”), Andromeda Interfaces Inc., a California corporation (the “Company”), Aptera Motors Corp., a Delaware corporation (“Parent”), and Aptera Mergerco, LLC, a Delaware limited liability company (“Merger Sub”), which is a wholly-owned Subsidiary of Parent.

WHEREAS, the boards of directors and/or managers, respectively, of Company, Parent, and Merger Sub, and the Sellers have approved this Agreement and the merger of Company with and into Merger Sub upon the terms and conditions set forth in this Agreement and in accordance with Delaware Limited Liability Company Act and the California Corporation Code (the “Merger”). Merger Sub and Company are hereinafter sometimes referred to collectively as the “Constituent Corporations.”

WHEREAS, each of Parent and the Sellers have approved this Agreement and the Merger.

WHEREAS, all of the capital stock in Company (the “Company Stock”) are owned by the Sellers.

WHEREAS, the entire membership interest in Merger Sub (the “Merger Sub Equity Units”) is owned by Parent.

WHEREAS, upon consummation of the Merger, the Sellers will subscribe for 251,087 class A common shares (“Common Shares”) of Parent.

WHEREAS, the parties hereto intend that the Merger qualify as a “reorganization” described in Section 368(a)(2)(E) of the Code and that this Agreement (and any associated documents) constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

1A. The Merger. On and subject to the terms and conditions contained herein, at the Effective Time, Merger Sub shall be merged with and into the Company, with the Company being the surviving company in the Merger (the Company, as the surviving company after the Merger, is sometimes referred to herein as the “Surviving Company”).

1B. Consummation of the Merger. On the Closing Date, subject to satisfaction or waiver of the conditions specified in Article 5 hereof, Company and Merger Sub shall execute certificate of mergers, each in the forms of Exhibit B attached hereto (each a “Certificate of Merger”) in accordance with the relevant provisions of the Delaware Act and the California Act and cause each Certificate of Merger to be filed with the Secretary of State for each of the State of Delaware and the State of California. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of each of the State of Delaware and the State of California or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Company and Merger Sub (the “Effective Time”).

1C. Effect of the Merger. The Merger shall have the effect as provided in the Delaware Act and the California Act, including that, upon the effectiveness of the Merger, (i) the separate existence of Merger Sub shall cease (except as may be continued by operation of law), (ii) Company shall be Surviving Company of the Merger, (iii) Surviving Company shall possess all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property (real, personal and mixed) and all debts due to any of the Constituent Corporations in whatever amount, as well as all other things in action or belonging to each of the Constituent Corporations, shall be vested in Surviving Company, (iv) all property, rights, privileges, powers and franchises and each and every other interest shall be thereafter as effectually the property of Surviving Company as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger, and (v) all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall henceforth attach to Surviving Company and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it and Surviving Company shall timely pay such debts, liabilities and duties.

1D. Further Assurances. If, at any time after the Effective Time, Surviving Company shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in Surviving Company the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger or to otherwise carry out the purposes of this Agreement or effect the Merger, Sellers and Parent shall, and Parent shall cause Surviving Company and its officers and directors to, execute and deliver all such deeds, assignments and assurances in Law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in Surviving Company, and Sellers and Parent and the officers and directors of Surviving Company are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action solely for the purposes set forth in this Section 1D.

ARTICLE 2

SURVIVING COMPANY

2A. Articles of Incorporation. The Certificate of Merger shall provide that the articles of incorporation of Surviving Company as in effect immediately prior to the Effective Time shall be the articles of incorporation as in effect immediately after the Effective Time.

2B. Bylaws. The Bylaws of the Company, as in effect at the Effective Time, shall be the Bylaws of Surviving Company.

2C. Name. The name of the Company shall be the name of the Surviving Company.

2D. Directors. The directors of the Company, as of the Effective Time and until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of Surviving Company or until their earlier death, resignation or removal as otherwise provided by applicable Law, shall be the following: Chris Anthony and Steve Fambro.

2E. Officers. The officers of Company, as of the Effective Time and until their successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of Surviving Company or until their earlier death, resignation or removal as otherwise provided by applicable Law, shall be the following: Chris Anthony as President and Steve Fambro as Secretary.

ARTICLE 3

CONVERSION OF SECURITIES

3A. Conversion of Merger Sub Equity Unit. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Sellers or Company, the Merger Sub Equity Units issued and outstanding immediately prior to the Effective Time shall be converted into fully paid and non-assessable common shares, no par value per unit, of Surviving Company.

3B. Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Sellers or Company, each share Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive validly issued, fully paid and non-assessable Common Shares of Parent in such amounts as are set forth herein. Parent shall cause the Company’s transfer agent to register on the Company’s books and records such Shares in the name of each Seller as set forth in the Letter of Transmittal, substantially in the form attached hereto as Exhibit C. Each unexercised Company option to purchase Company Stock (whether or not vested) that are then outstanding shall automatically be cancelled and retired and shall cease to exist. Prior to the Effective Time, Company shall take such steps as is necessary so that at the Effective Time all Company options then outstanding shall be cancelled. As of the Effective Time, Sellers shall cease to have any rights with respect to the Company Stock except the right to receive the Common Shares in accordance with the foregoing.

ARTICLE 4

CLOSING; PAYMENT OF MERGER CONSIDERATION

4A. Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall be consummated immediately prior to the Effective Time by the exchange of signatures by PDF or other electronic transmission or, if such exchange is not practicable, at the offices of Eversheds Sutherland (US) LLP, 999 Peachtree Street, NE, Atlanta, Georgia 30309, at 10:00 a.m. local time, on the second Business Day following the satisfaction or waiver of the conditions set forth in Article 5 hereof (other than conditions which by their terms are to be performed at the Closing, provided that such conditions are satisfied at the Closing); provided that in no event shall the Closing take place prior to the fifth Business Day following the date hereof unless otherwise agreed in writing by Parent and Sellers Representative. The date on which the Closing shall occur is referred to herein as the “Closing Date.” On the Business Day immediately prior to the Closing Date, Parent and Company shall conduct a pre-Closing at the same location as the Closing, commencing at 10:00 a.m. local time, at which each party shall present for review by the other parties copies in execution form of all documents required to be delivered by such party at the Closing. At the Closing, (i) Parent and Merger Sub shall deliver to Sellers and Company all of the certificates, instruments and documents required to be delivered by such Person under Section 5B in order for the conditions of Sellers and Company to be satisfied, (ii) Sellers and Company shall deliver to Parent and Merger Sub all of the certificates, instruments and documents required to be delivered by such Person under Section 5A in order for the conditions of Parent and Merger Sub to be satisfied.

4B. Closing Merger Consideration. The “Company Closing Merger Consideration” shall be payable to Sellers and equal to the sum 251,087 Common Shares.

4C. Closing of Transfer Books. At the Effective Time, the equity transfer books of Company shall be closed, and no transfer of Company Stock shall be made thereafter.

4D. Additional Earnout Amount. In addition to the Company Closing Merger Consideration, Sellers shall be eligible to receive an additional Earnout Amount as contemplated by this Section 4D.

(i) Definitions.

(a) “Actual Revenue” means all gross revenues generated in the ordinary course of business by the Company, which shall be recognized upon receipt of invoiced monies from customers.

(b) “Additional Earnout Amount” means the amount paid to Sellers for each Measurement Year, being $60,000 for the first Measurement Year, and $90,000 for the second Measurement Year.

(c) “Measurement Years” means each of the years ending on the first and second anniversary of the Closing Date.

(d) “Target Revenue” means with respect to the first Measurement Year, $500,000 and with respect to the second Measurement Year, $750,000.

(ii) Calculation. The Sellers will collectively earn an Additional Earnout Amount with respect to each Measurement Year to the extent the Actual Revenue for such Measurement Year is greater than the Target Revenue. Within ninety (90) days after the end of each Measurement Year, Parent shall prepare and provide to Sellers a written report (the “Revenue Report”) that sets forth the Actual Revenue for such Measurement Year and the calculation of the Additional Earnout Amount earned with respect to such Measurement Year together with supporting detail. Parent shall cause its Chief Financial Officer to be reasonably available to discuss the Revenue Report with Sellers after its delivery. If Sellers object to the calculation of Actual Revenue and/or the Additional Earnout Amount for such Measurement Year, they shall give notice of their objection in writing no later than the forty-fifth (45th) day after delivery of the Revenue Report. If the parties are unable to agree as to all disputed aspects of the Revenue Report within thirty (30) days after notice of the good faith objection is given, then the aspects unresolved will be submitted to arbitration as provided in Section 9M below to resolve the dispute and make a determination that will be binding on the parties (it being expressly understood and agreed that if such objections cannot be resolved by mutual agreement, it is the intention of the parties that any such claim will be resolved by arbitration).

(iii) Payment. With respect to each Measurement Year in which Sellers earn Additional Earnout Amount, Parent shall pay such Additional Earnout Amount to Sellers no later than twenty (20) days following the final determination of the Additional Earnout Amount for such Measurement Year.

(iv) Acceleration Provision. If at any time prior to the second anniversary of the Closing Date, Parent sells all or substantially all of the assets used by the Company, or the Company undergoes a Change of Control (as defined below), Parent shall, no later than thirty (30) days following any such sale or Change of Control, pay to Sellers the Additional Earnout Amount for each remaining Measurement Year whether or not the Target Revenue has been achieved. For purposes of this subsection, a “Change of Control” of the Company shall occur if there is a merger, consolidation, transaction or series of transactions in which the shareholders of the Company immediately prior thereto own less than 50% of the capital stock of the surviving company immediately following such transaction. In addition, if the Additional Earnout Amount becomes payable as a result of a Change of Control or in the event a Seller is terminated without Cause (as defined below) or such Seller resigns with Good Reason (as defined below) (any such event, an “Acceleration Event”), such Additional Earnout Amount shall be increased in respect of each of the accelerated Measurement Years by an amount equal to the difference between (x) $360,000 and (y) the number of months in such Measurement Year that have elapsed multiplied by $30,000, and then divided by two as needed to apply to each Seller who experiences an Acceleration Event.

4F. Options. In addition to the Company Closing Merger Consideration, the Sellers shall also be awarded such amount of stock options of Parent, as more particularly described in each Seller’s stock option agreement. In the event of any Acceleration Event, up to two (2) years’ worth of stock options so awarded shall accelerate and become fully vested without further action. For purposes of this subsection, “Cause” means Employee’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony; (ii) gross negligence or willful misconduct with respect to the Company, including, without limitation fraud, embezzlement, or theft in the course of Employee’s employment; (iii) refusal to perform any lawful written instruction from the management of the Company and/or the Parent, which is reasonable and consistent with Employee’s position and scope of duties or a refusal to perform a material duty Employee has to the Company (other than due to a disability, as determined by Employee’s doctor) following written notice from the Company detailing such refusal; and (iv) material breach of any applicable employment agreement between the Seller and the Company and/or the Parent, or other legal duty owed to the Company hereunder and failure to cure any refusal specified in clause (iii) or breach specified in clause (iv) within fifteen (15) days after written notice from the Company specifying such failure or breach in reasonable detail. For purposes of this subsection, “Good Reason” means any one of the following: (i) the reduction of Employee’s base salary, target annual performance bonus or material reduction in employee benefits, (ii) the assignment to Employee of any duties materially and negatively inconsistent in any respect of Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in the Employee’s position, authority, duties or responsibilities; or (iii) the Company’s material breach of this Agreement

4H. Other Agreements.

(i) At or prior to Closing, Sellers shall be entitled to withdraw from the Company all cash, which is in excess of $30,000, from the Company’s bank accounts for the sole benefit of Sellers.

(ii) At closing, Parent agrees to pay on behalf of and for the benefit of Sellers, Sellers’ legal fees in an amount not to exceed $15,000, directly to Sellers’ legal counsel by wire transfer in immediately available funds.

ARTICLE 5

CLOSING DELIVERABLES

5A. Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or waiver by Parent, of each of the following conditions as of immediately prior to the Effective Time:

(i) Simultaneously with Closing, Company shall have delivered to Parent (a) certified copies of the resolutions or consents of Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and thereby; (b) the resignations, effective as of the Closing, of each member of the board of directors of Company; and (c) a good standing certificate for Company from its jurisdiction of incorporation, in each case dated not more than twenty (20) days prior to the Closing Date;

(ii) Simultaneously with Closing, each Seller shall have delivered to Parent (a) a Letter of Transmittal in the form attached hereto as Exhibit C; (b) to the extent a Seller is an entity, (I) certified copies of the resolutions or consents of each such Seller’s managers or board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and thereby; and (II) a good standing certificate for such Seller from its jurisdiction of organization, dated not more than twenty (20) days prior to the Closing Date; and (c) such other documents or instruments as are required to be delivered by Sellers at the Closing pursuant to the terms hereof;

(iii) Simultaneously with Closing, each Seller shall have delivered to Parent a properly completed IRS Form W-9 or IRS Form W-8, as applicable, and such other tax certifications as reasonably determined by the Parent to be necessary or appropriate.

(iv) Parent, Merger Sub, Sellers and Company, shall have received or obtained all governmental and regulatory consents, novations, approvals, licenses and authorizations listed on Schedule 5A(vi);

(v) Except as disclosed on Schedule 5A(vii), no Action shall be pending or overtly threatened in writing by or before any Governmental Entity or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (a) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of Parent to operate the businesses of or control Surviving Company, (d) affect adversely the right of Surviving Company to own their respective assets or control their respective businesses or (e) result in any material damages being assessed against Surviving Company, and no such injunction, judgment, order, decree or ruling shall have been entered or be in effect;

(vi) Company shall have submitted to Parent (a) documentation reasonably satisfactory to Parent from all advisors, investment bankers, lawyers, accountants and other professional advisors to Company in connection with the transactions contemplated by this Agreement evidencing which Company Expenses have been paid by Company in cash prior to the Closing, and (b) documentation reasonably satisfactory to Parent setting forth all Company Expenses that remain unpaid as of the Closing, including payoff instructions therefor; and

(vii) Company shall have given all required notices to third parties and obtained all required third party consents in connection with Company’s execution and performance of this Agreement, including, but not limited to, the written consent of the United States Small Business Administration and Guardian Piazza D’Oro LLC (as the Company’s landlord).

Unless otherwise specifically provided herein, all proceedings to be taken by Company or the Sellers Representative in connection with the consummation of the transactions contemplated hereby, and all agreements, certificates, instruments and other documents required to be delivered by Company or the Sellers Representative to effect the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to Parent. Any condition specified in this Section 5A may be waived by Parent if such waiver is set forth in a writing duly executed and delivered by Parent to the Sellers Representative.

5B. Conditions to Sellers’ and Company’s Obligations. The obligation of Sellers and Company to consummate the Merger is subject to the satisfaction, or waiver by each Sellers, of each of the following conditions as of immediately prior to the Effective Time:

(i) Simultaneously with Closing, Parent shall have delivered to Company and each Seller (a) certified copies of the resolutions or consents of Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and thereby; (b) a good standing certificate for Parent from the Secretary of State of the State of Delaware dated not more than twenty (20) days prior to the Closing Date; and (c) certified copies of the unanimous written consent of Parent, as the sole member of Merger Sub, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and thereby;

(ii) No Action shall be pending before any Governmental Entity or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (a) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby or (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be in effect;

(iii) Parent, Merger Sub, Sellers and Company, shall have received or obtained all governmental and regulatory consents, novations, approvals, licenses and authorizations listed on Schedule 5A(vi);

(iv) Sellers shall have received or obtained from Parent or Company, employment agreements executed by Parent or Company; and

(v) If the Common Shares are certificated, then Sellers shall have received stock certificates representing the number of Common Shares equal to the Company Closing Merger Consideration.

Unless otherwise specifically provided herein, all proceedings to be taken by Parent and Merger Sub in connection with the consummation of the transactions contemplated hereby, and all agreements, certificates, instruments and other documents required to be delivered by Parent and Merger Sub to effect the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to Sellers. Any condition specified in this Section 5B may be waived by each Seller and Company if such waiver is set forth in a writing duly executed and delivered by Sellers Representative to Parent.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, each of the Sellers hereby represents and warrant as of the date of this Agreement and as of the Closing Date as follows:

6A. Organization and Corporate Power. Company is a corporation duly incorporated validly existing and in good standing under the Laws of the State of California. To the extent that a failure to do so would cause a Material Adverse Effect on Company, Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction in which its conduct of business or ownership of property requires it to qualify. Company has all requisite corporate power and authority necessary to own and operate its properties and to carry on its businesses as now conducted and presently proposed to be conducted and to execute and consummate the transactions contemplated by this Agreement. The copies of Company’s Organizational Documents, which have been each made available to Parent, reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects. The minute books and record books of Company are correct and complete in all material respects. Company is not in default under or in violation of any provision of its articles of organization or operating agreement. Schedule 6A of the Disclosure Schedule sets forth a list all of the officers and directors of Company.

6B. Company Stock.

(i) The authorized equity of Company consists of the Company Stock which are issued and outstanding and owned beneficially and of record by all of the Sellers. Company has not violated any securities Laws in connection with the offer, sale or issuance of the Company Stock. All of the Company Stock have been duly authorized and validly issued, and such Company Stock are owned free and clear of all Encumbrances (other than any Permitted Equity Liens) and are not subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal or offer, co-sale or participation right, preemptive right, subscription right or similar right. There are no declared or accrued but unpaid dividends with respect to the Company Stock.

(ii) There are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or contracts or obligations of any kind (contingent or otherwise) to which Company is a party or by which it is bound obligating Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company stock or other securities of Company or obligating Company to issue, grant, extend or enter into any such security, option, warrant, call, right, contract or obligation. There are no outstanding obligations of Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any portion of the Company Stock (or options or warrants to acquire any such units), and there are no outstanding rights to cause Company to register its securities or which otherwise relate to the registration of any securities of Company. There are no outstanding unit-appreciation rights, unit-based performance units, “phantom” unit rights or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, unit price performance or other attribute of Company or its businesses or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of Company based upon revenues generated by it without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business consistent with past practice). Except for Company’s Organizational Documents, there are no agreements between the Sellers, on the one hand, and any other Person, on the other hand, with respect to the voting or transfer of the Company Stock or with respect to any other aspect of Company’s affairs. Except as set forth on Schedule 6E of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of Company outstanding, whether convertible into any membership or equity interest of the Company or not.

6C. Subsidiaries. The Company does not have any Subsidiaries, and the Company has never had any prior Subsidiaries. Company does not own or hold the right to acquire any shares of stock or any other equity security in any other Person.

6D. Authorization; No Breach.

(i) The board of directors or managers of the Company and the Sellers (to the extent a Seller is an entity), by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the board of directors or managers of the Company and the Sellers, have unanimously (a) approved and authorized the execution and delivery of this Agreement, (b) approved the consummation of the transactions contemplated hereby, including the Merger, and (c) determined that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are advisable. No other act (corporate or otherwise), other than the execution by Sellers of this Agreement, or other proceeding on the part of Company is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable in accordance with its terms. Each of the agreements contemplated hereby, when executed and delivered, shall have been duly executed and delivered by Company and constitute the valid and binding obligation of Company, enforceable in accordance with its terms. The consent of the board of directors of the Company and the Sellers are the only votes, consents, approval or other corporate actions of the holders of the Company Stock necessary to approve, authorize and adopt this Agreement, the Merger, the other agreements contemplated hereby and the other transactions contemplated hereby and thereby and to consummate the Merger and the other transactions contemplated hereby and thereby. The Sellers owns (beneficially and of record) 100% of the Company Stock.

(ii) Except as set forth on Schedule 6D(ii), the execution and delivery of this Agreement by Company and the consummation of the transactions contemplated hereby do not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in the creation of any Encumbrances upon any portion of the Company Stock or any assets of Company pursuant to or (e) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity pursuant to (I) the provisions of the articles of incorporation or bylaws of Company, (II) any agreement, instrument, license, permit, judgment, order or decree to which Company is subject, or (III) any Law to which Company is subject. Company is not a party to or bound by any Contract with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussion with third parties (other than with Parent and its Affiliates) regarding Company Transactions.

6E. Financial Statements; Undisclosed Liabilities; Accounts Receivable.

(i) Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2020 and 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”), have been delivered to Parent. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Balance Sheet Date”.

(ii) The Company has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or its internal accounting controls, including any written complaint, allegation, assertion or claim that Company has engaged in questionable accounting or auditing practices.

(iii) The Company does not and will not have any liabilities or obligations whatsoever (whether accrued, absolute, matured or unmatured, known or unknown, fixed or contingent or otherwise, and whether due or to become due and regardless of when or by whom asserted), other than those incurred in the ordinary course of business.

(iv) Except as set forth on Schedule 6E of the Disclosure Schedule, the Company does not have any Indebtedness.

6F. Absence of Certain Developments. Since the Balance Sheet Date, Company has conducted its business only in the ordinary course of business consistent with past practice. Except as set forth in Schedule 6F of the Disclosure Schedule, since the Balance Sheet Date, Company has not:

(i) amended its articles of incorporation, bylaws or other Organizational Documents;

(ii) issued or sold any of its capital stock or equity securities, securities convertible into its capital stock or equity securities, or warrants, options or other rights to purchase its capital stock or equity securities;

(iii) entered into, amended or terminated any Company Major Contract, entered into any other material transaction, whether or not in the ordinary course of business or consistent with past practice, or changed in any significant respect any business practice (in anticipation of the transactions contemplated hereby or otherwise);

(iv) acquired (by merger, consolidation, acquisition of stock or assets or otherwise) or organized any Person, (a) acquired any rights, assets or properties other than in the ordinary course of business consistent with past practice or (b) acquired any equity interest or other securities of any Person;

(v) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material tangible assets, or canceled any material debts or claims;

(vi) made any change in any method of accounting or accounting policies;

(vii) made or changed any Tax election or change any method of tax accounting, (a) settled or compromised any federal, state, local or foreign Tax liability, (b) filed any amended Tax return, (c) entered into any closing agreement relating to any Tax, (d) agreed to an extension of a statute of limitations or (e) surrendered any right to claim a Tax refund; or

(viii) agreed, whether orally or in writing, to do any of the foregoing.

6G. Good Title to Assets. Company has good and valid title to, or a valid leasehold interest in, all of its Assets. All such Assets (including the Leased Real Property) are free and clear of all Encumbrances and except as set forth on Schedule 6G of the Disclosure Schedule. The Companies’ Assets are sufficient in all material respects for the Companies to continue the conduct of the Business in the same manner as currently conducted.

6H. Tax Matters.

(i) The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, correct and complete. All Taxes required to have been paid by Company have been paid. Company has withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, independent contractor, stockholder, creditor, or other third party.

(ii) Except as set forth in Schedule 6H(ii) of the Disclosure Schedule:

(a) the Company has not requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

(b) the Company has not waived any statute of limitation in respect of Taxes or consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(c) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against Company;

(d) there is no action, suit, taxing authority proceeding or audit with respect to Taxes now in progress, or to Sellers’ knowledge, pending or threatened against or with respect to Company;

(e) no written claim has ever been made by a taxing authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by that jurisdiction;

(f) Company is not a party to or bound by any Tax allocation or Tax sharing agreement other than a lease, license or loan agreement or similar agreement the principal subject matter of which is not Taxes;

(g) Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of Law), or as a transferee or successor, by contract, or otherwise;

(h) the Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code;

(i) the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence, and the Company will be an S corporation up to and including the day before the Closing Date;

(j) The Company is not subject to any tax under Section 1374 of the Code;

(k) the Company has not disposed of, and has no intention to dispose of, any assets outside the ordinary course of business in connection with the transactions contemplated hereby;

(l) the Company has not engaged in a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations; and

(m) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(1) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(2) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(3) ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(4) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(5) installment sale or open transaction disposition made on or prior to the Closing Date;

(6) prepaid amount received on or prior to the Closing Date; or

(7) election under Section 108(i) of the Code.

6I. Company Major Contracts. Schedule 6I of the Disclosure Schedule lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts), being “Major Contracts”).

6J. Intellectual Property. The Company does not own, and has never owned, any Intellectual Property Rights.

6K. Legal Proceedings. Except as set forth in Schedule 6K of the Disclosure Schedule, there are no (and, during the five years preceding the date hereof, there have not been any) Actions pending or, to the knowledge of Company, threatened in writing against Company (or to the knowledge of Company, pending or threatened in writing against any of the officers, directors or employees of Company with respect to their business activities relating the Company), or pending or threatened in writing by Company against any Person, at law or in equity, or before or by any Governmental Entity. Company is not subject to any judgment, order or decree of any Governmental Entity. There are no Actions pending or, to the knowledge of Company, threatened in writing against or affecting Sellers or Company that seek to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

6L. Brokerage. There are no claims for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Company.

6M. Employee Benefit Plans. The Company does not have and has never had any “employee benefit plan” (as such term is defined under Section 3(3) of ERISA, each employee bonus, deferred compensation, retirement, severance, sick leave, health, welfare, profit sharing, vacation or paid-time-off, stock purchase, stock option, equity incentive or other employee benefit plan, program, agreement or arrangement, maintained, sponsored, or contributed to by Company, or with respect to which Company has any liability or potential liability) (“Employee Benefit Plans”).

(i) Company does not have any liability or obligation to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or other plan subject to Title IV of ERISA.

(ii) Company has no obligation under any Employee Benefit Plan or otherwise to provide medical, health, life insurance or other welfare type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or other applicable Law for which the covered individual pays the full cost of coverage).

(iii) For purposes of this Section 6M, the term “Company” includes any Person that, at any relevant time, would be treated as a single employer with Company pursuant to Section 414 of the Code.

6N. Insurance. Schedule 6N of the Disclosure Schedule contains a true and complete list of all insurance policies to which Company is a party or which provide coverage to or for the benefit of or with respect to Company or any director or employee of Company in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage. Company has delivered to Parent true and complete copies of all such Insurance Policies. Schedule 6N of the Disclosure Schedule also describes any self-insurance or co insurance arrangements by or affecting Company including any reserves established thereunder. Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms following the Closing, and Company is not in default with respect to its obligations under any of such Insurance Policies. Company is current in all premiums or other payments due under the Insurance Policies and has otherwise complied in all material respects with all of their obligations under each Insurance Policy. Company has given timely notice to the insurer of all material claims that may be insured thereby. To the knowledge of Company, no Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of Company. The Company has received no written notice from an insurance carrier of Company that such insurance carrier is insolvent. The Company has not received any reservation of rights letters from its insurance carriers.

6O. Compliance with Applicable Laws.

(i) Company has complied in all material respects with all Laws of any Governmental Entity applicable to Company. Company has not received any written communication from a Governmental Entity that alleges that Company is not in compliance with any Law, and to the knowledge of Company, Company has not been subject to any adverse inspection, audit, finding, investigation, penalty assessment, or other compliance or enforcement action. Company has not made any bribes, kickback payments or other similar improper payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

(ii) Company holds and is in compliance in all material respects with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all Governmental Entities required for the conduct of its business and the ownership of its properties (collectively, the “Permits”), and Schedule 6O(ii) of the Disclosure Schedule sets forth a list of all of such Permits.

6P. Employees. The Company does not have, and it has never had, any employees other than the Sellers.

6Q. Affiliate Transactions. No officer, member, manager or Affiliate of Company or, to Company’s knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Company (other than Company’s Organizational Documents) or has any interest in any assets or property used by Company. Except as set forth and described in Schedule 6Q of the Disclosure Schedule, none of the assets, tangible or intangible, or properties that are used by Company are owned by Sellers or their Affiliates (other than Company).

6R. Bank Accounts; Names and Locations. Schedule 6R of the Disclosure Schedule lists all of Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization). Except as set forth in Schedule 6R of the Disclosure Schedule, during the five-year period prior to the execution and delivery of this Agreement, neither Company nor its predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the depository and investment accounts of Company are located at the locations set forth in Schedule 6R of the Disclosure Schedule.

6S. No Restrictions on the Merger. No provision of Company’s Organizational Documents (i) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement or (ii) as a result of the consummation of the transactions contemplated by this Agreement or the acquisition of securities of Company or Surviving Company by Parent (A) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a member with respect to securities of Company that may be acquired or controlled by Parent or (B) would or would purport to entitle any Person to acquire securities of Company.

6T. Common Shares of Parent.

(i) Sellers understand and acknowledge that (a) the Common Shares of the Parent have not been registered under the Securities Act and, therefore, cannot be resold unless it is registered under the Securities Act, or unless an exemption from registration is available, (b) there is no existing U.S. public market for the Common Shares, and there can be no assurance that Sellers will be able to sell or dispose of the Common Shares, and (c) Sellers are knowledgeable, sophisticated and experienced in business and financial matters, are experienced in evaluating investments in companies such as Parent and each qualifies as an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act;

(ii) the Common Shares to be acquired pursuant to this Agreement by each of the Sellers are being acquired for each such Sellers’ own account, for investment purposes, and without a view to any distribution thereof that violates the Securities Act or the securities laws of any State of the United States or other applicable jurisdiction;

(iii) Sellers have been afforded access to information about Parent and the financial condition, results of operations, business, property and management of Parent that is sufficient to enable Sellers to evaluate their investment in the Common Shares. Sellers have reviewed the financial statements of the Parent and such other documents as Sellers or have reasonably deemed advisable. Sellers and their advisors, if any, have been afforded the opportunity to ask questions of Parent. Sellers have sought such accounting, legal and tax advice as Sellers considered necessary to make an informed investment decision with respect to its acquisition of the Common Shares; and

(iv) Sellers understand that an investment in the Common Shares involves a high degree of risk and such Common Shares are, therefore, a speculative investment. Sellers are able to bear the economic risk of its investment in the Common Shares for an indefinite period of time, and are presently able to afford the complete loss of such investment.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

As an inducement to Sellers and Company to enter into this Agreement, Parent and Merger Sub hereby represent and warrant as of the date of this Agreement and as of the Closing Date as follows:

7A. Organization and Corporate Power. Parent is a corporation validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. Merger Sub is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a newly-formed entity that has been formed solely for the purposes of the Merger and has not carried on any business or engaged in any activities other than those reasonably related to the Merger.

7B. Authorization; No Violation.

(i) The execution, delivery and performance by Parent and Merger Sub of this Agreement and all of the other agreements and instruments contemplated hereby to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by Parent and Merger Sub, as applicable, and no other act or proceeding on the part of Parent or Merger Sub, their respective boards of directors or managers or equity holders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting or denying equitable remedies, and each of the other agreements and instruments contemplated hereby to which Parent or Merger Sub is a party, when executed and delivered by Parent or Merger Sub, as applicable, in accordance with the terms hereof, shall each constitute a valid and binding obligation of Parent or Merger Sub, as applicable, enforceable with its respective terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally and the discretion of courts in granting equitable relief.

(ii) Neither Parent nor Merger Sub is subject to or obligated under its Organizational Documents, or any applicable Law of any Governmental Entity, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

7C. Consents. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Entity or any other Person is required in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby.

7D. Vote Required. Parent, as the sole member and member-manager of Merger Sub, has approved and adopted this Agreement. Additionally, the Parent’s board of directors have approved this Agreement and approved the transactions contemplated hereby.

7E. Brokerage. There are no claims for brokerage commissions, finders fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.

7F. Tax Representations. Parent is a corporation organized under the laws of the State of Delaware. Merger Sub is a limited liability company organized under the laws of the State of Delaware. For the taxable period of Parent that includes the Closing, Parent will file its U.S. federal income tax return on the basis that (i) Parent is as a U.S. corporation for U.S. tax purposes and (ii) Merger Sub has made an election effective prior to the Closing Date to be taxable as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation 301.7701-3(c).

7G. Common Shares. The Common Shares, when issued, will be validly issued, fully paid and nonassessable. The Common Shares will not be subject to any restrictions on transfer other than as set forth in the Organizational Documents of the Parent or as required pursuant to applicable securities Laws. Parent has a total authorized capitalization consisting of (i) 190,000,000 shares of common stock, of which 57,959,259 shares are issued and outstanding, and (ii) 7,044,709 shares of common stock are subject to SAFE conversions and no other options, warrants, subscriptions or purchase rights of any nature to acquire from the Company shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities except as contemplated by this Agreement.

7H. Litigation. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body or, to the Parent’s knowledge, currently threatened in writing (i) against the Parent or (ii) against any consultant, officer, director or key employee of the Parent arising out of his or her consulting, employment or board relationship with the Company or that could otherwise materially impact the Company.

7I. Accuracy of Information Furnished. None of the documents and none of the other certificates, statements or information furnished to Sellers by or on behalf of the Parent in connection with this Agreement or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 8

ADDITIONAL AGREEMENTS

8A. Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto shall survive the Closing as follows:

(i) the representations and warranties in Section 6H (Tax Issues) and Section 6M (Employee Benefit Plans) shall terminate ninety (90) days after the date upon which the applicable statute of limitations with respect to the liabilities in question expires (after giving effect to any extensions, mitigation or waivers thereof);

(ii) the following representations and warranties shall survive indefinitely after the Closing Date: (a) Section 6A (Corporate Organization and Corporate Power), Section 6B (Company Membership Units), Section 6D(i) (Authorization), Section 6L (Brokerage) (and together with the representations and warranties set forth in Section 6H (Tax Issues) collectively the “Company Fundamental Representations and Warranties”); (b) Section 7A (i) (Corporate Organization and Corporate Power), Section 7B(i) (Authorization), Section 7E (Brokerage), and Section 7G (Common Shares of Parent) (collectively the “Parent Fundamental Representations and Warranties”; and together with Company Fundamental Representations and Warranties the “Fundamental Representations and Warranties”); and

(iii) all other representations and warranties in this Agreement shall terminate on the date that is twenty-four (24) month anniversary following the Closing Date.

(iv) The parties acknowledge that the time periods set forth in this Section 8A for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties; provided that any representation or warranty in respect of which indemnity may be sought under this Section 8A, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8A if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred). The representations and warranties in this Agreement or in the certificates and documents furnished pursuant to this Agreement shall survive for the periods set forth in this Section 8A and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, members, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

8B. Indemnification by Sellers.

(i) Sellers (severally and jointly) (the “Seller Indemnifying Parties”) shall indemnify the Parent Parties and save and hold each of them harmless against and pay on behalf of or reimburse the Parent Parties for any Losses that are the responsibility of Sellers under Section 8F and for any Losses as and when incurred which any such Parent Party sustain or become subject to as a result or by virtue of: (a) any breach by a Seller or Company of any representation or warranty made by a Seller or Company in this Agreement or any of the certificates furnished by Sellers or Company pursuant to this Agreement (other than any Company Fundamental Representation and Warranty); (b) any breach by a Seller or Company of any the Company Fundamental Representations and Warranties; (c) any breach of any covenant by a Seller or Company in this Agreement or any of the certificates furnished by Sellers or Company pursuant to this Agreement; (d) the amount of all Company Expenses or Indebtedness that has not been paid at or prior to Closing and that are not reflected on Schedule 6E); or (e) any of the matters set forth on Schedule 8B(e) attached hereto.

(ii) The obligations and liabilities of each Seller under this Agreement are joint and several. No Seller shall have any liability under Section 8B(i) for, nor shall any Seller have any liability for, another Seller’s breach of representation or warranty or for another Seller’s breach of any covenant in this Agreement or any of the certificates furnished pursuant to this Agreement. The aggregate liability of each Seller under this Agreement shall be limited to $240,000, except in the case of fraud or willful misconduct.

(iii) To the extent reasonably curable within thirty (30) days, prior to seeking indemnification with respect to any matter subject to Section 8B, the Parent Parties shall give the Seller Indemnifying Parties at least thirty (30) days prior written notice of such matter and the opportunity to cure during such thirty (30)-day period.

8C. Indemnification by Parent Parties.

Parent Parties agree to and shall indemnify Seller Parties and save and hold each of them harmless against and pay on behalf of or reimburse each Seller Party for any Losses as and when incurred which any such Seller Party may suffer, sustain or become subject to as a result or by virtue of: (a) any breach by Parent or Merger Sub of any representation or warranty made by Parent or Merger Sub in this Agreement or any of the certificates furnished by Parent or Merger Sub pursuant to this Agreement or (b) any breach of any covenant by Parent or Merger Sub in this Agreement or any of the certificates furnished by Parent or Merger Sub pursuant to this Agreement. The aggregate liability of the Parent Parties under clause (a) of this Section 8C (other than with respect to the Parent Fundamental Representations and Warranties, for which no such following limitation shall apply) shall in no event exceed $1,000,000. For the avoidance of doubt, the limitation in the previous sentence shall not apply to and shall not limit any of the Seller Parties’ remedies with respect to any Parent Fundamental Representations and Warranties, any liability under clause (b) of this Section 8C, or any fraud or willful misconduct of any Parent Party.

8D. Indemnification Payments.

(i) Any amounts owing from Sellers pursuant to this Article 8B shall first be satisfied by setoff against the Common Shares, and, to the extent any amounts are still outstanding after such setoff, shall thereafter be paid by wire transfer of immediately available funds from Sellers, as the case may be, to an account designated by the applicable party entitled to indemnification, within ten (10) days after the determination of amounts owing hereunder. The Parent Parties shall provide written notice to set forth the amount of the setoff, the manner in which such setoff was calculated, and the specific payments due Sellers to which the setoff was applied. Sellers hereby grant Parent a power of attorney, couple with an interest, to facilitate such actions as are necessary to complete and document any such setoff against the Common Shares so issued to Sellers.

(ii) Any amounts owing from Parent Parties pursuant to this Article 8 shall be effected by wire transfer of immediately available funds from Parent to an account designated by the applicable party entitled to indemnification, within ten (10) days after the determination thereof.

(iii) All indemnification payments under this Article 8C shall be deemed adjustments to the Company Closing Merger Consideration to which Sellers are entitled hereunder, except as otherwise required by applicable law, as determined by Parent.

8E. Indemnification Procedures.

(i) During any applicable survival period as set forth herein, any Person may make a claim for indemnification under this Section 8E (an “Indemnified Party”) by notifying the indemnifying party (an “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable and, if not known and quantifiable, a good faith estimate thereof) and the basis thereof; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party has been materially prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnified Party’s claim for indemnification at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that, prior to the Indemnifying Party assuming control of such defense it shall first (a) verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that (without regard to any dollar limitations otherwise set forth herein) it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder and (b) enter into an agreement with the Indemnified Party in form and substance satisfactory to the Indemnified Party that unconditionally guarantees the payment and performance of any liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and provided, further, that:

(a) the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party to the extent such underlying claim is indemnifiable under this Article 8, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel to the extent such underlying claim is indemnifiable under this Article 8 if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party);

(b) the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party to the extent such underlying claim is indemnifiable under this Article 8 if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects or have any adverse tax consequence on any Indemnified Party; (3) the claim seeks an injunction or equitable or other non-monetary relief against the Indemnified Party; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (5) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim or (6) the Indemnified Party reasonably believes that the Loss relating to the claim would exceed the maximum amount that such Indemnified Party would then be entitled to recover under the applicable provisions of Article 8; and

(c) if the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice.

(ii) Notwithstanding anything herein to the contrary, any claim by an Indemnified Party for indemnification not involving a third party claim may be asserted by giving the Indemnifying Party written notice thereof (“Indemnification Notice”) setting forth the amount of such claim for indemnification (to the extent the amount of such claim is known and quantifiable as of such date and, if not, a good faith estimate thereof) and setting forth the nature and the basis for such claim (an “Indemnification Claim”). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of an Indemnification Notice that the Indemnifying Party disputes its liability to the Indemnified Party, the applicable Indemnification Claim specified by the Indemnified Party in such Indemnification Notice shall be conclusively deemed an obligation of the Indemnifying Party hereunder, and the Indemnifying Party shall pay the Indemnified Party an amount equal to the amount of such Indemnification Claim on demand and in accordance with Section 8D.

8F. Certain Tax Matters.

(i) Sellers (severally and jointly) shall indemnify the Parent Parties and hold each of them harmless from and against Losses arising from or attributable to (a) any and all Taxes (or the non-payment thereof) of each of the Sellers, (b) any and all Taxes (or the non-payment thereof) of or imposed on the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (c) any and all Taxes of any Person imposed on Company as a transferee successor, by contract, or otherwise, which Taxes relate to an event or transaction occurring (or deemed to occur) before the Closing. Sellers shall reimburse the Parent Parties for any Taxes which are the responsibility of Sellers pursuant to this Section 8F(i) within twenty (20) Business Days prior to the payment of such Taxes by Parent or Surviving Company. The parties to this Agreement intend for the Merger to qualify as a “reorganization” described in Section 368(a)(2)(E) of the Code and that this Agreement (and any associated documents) constitute a “plan of reorganization” within the meaning of Treasury Regulation 1.368-2(g).

(ii) In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes for a Straddle Period which relate to the Pre Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period, multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(iii) All Tax sharing agreements or similar agreements (other than agreements the principal subject matter of which is not Taxes) with respect to or involving Company shall be terminated as of the Closing Date and, after the Closing Date, Surviving Company shall not be bound thereby or have any liability thereunder. In no event will any of the Parent Parties be liable to any Seller Party for any Taxes or related obligations of any Seller Party. Parent (or its designee) will prepare and file or cause to be prepared and filed all Tax Returns of Company for taxable periods ending on, before or after the Closing Date that are filed after the Closing Date. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished to Sellers for such periods. Sellers shall be solely liable for the payment of any Taxes due or payable with respect to such Tax Returns of the Company to the extent such Taxes are the responsibility of Sellers pursuant to Section 8F(i).

(iv) Cooperation on Tax Matters.

(a) The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The parties agree (A) to retain all books and records with respect to Tax matters pertinent to Target and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified. any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and its Subsidiaries or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(b) The parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(v) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due, and the party required by applicable law shall file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other parties shall, and shall cause their affiliates to, join in the execution of any such Tax Returns and other documentation. The expense of such filings shall be paid by Sellers.

8G. Press Release and Announcements. Unless required by Law (in which case each of the Sellers, Company, Parent, and Merger Sub agrees to use reasonable efforts to consult with the other parties hereto prior to any such disclosure as to the form and content of such disclosure), after the date hereof and through and including the Closing Date, no press releases, announcements to the employees, customers or suppliers of Company or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of each of Sellers, Company, Parent, and Merger Sub. After the Closing, Parent and its Affiliates may issue any such releases of information without the consent of any other party hereto.

8H. Mutual Assistance. Without limiting any other provision set forth herein, Parent and Company agree that they will mutually cooperate in the expeditious filing of all notice, reports and other filings with any Governmental Entity required to be submitted jointly by such Persons in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

8I. Designation of the Sellers Representative. The parties have agreed that it is desirable to designate the Sellers Representative to act on behalf of the Sellers for certain limited purposes, as specified herein. The parties have designated Brian Gallagher as the initial Sellers Representative, and approval of this Agreement by the Sellers shall, to the maximum extent permitted under applicable law, constitute irrevocable ratification and approval of such designation by the Sellers and authorization of the Sellers Representative to serve in such capacity (including to settle any and all disputes with Parent and/or Merger Sub under this Agreement). The Sellers Representative may resign at any time and the Sellers Representative may be removed only by the vote of the Sellers which collectively owned a majority of Company as of immediately prior to the Effective Time (“Majority Holders”). The designation of the Sellers Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Sellers. In the event that a Sellers Representative has resigned or been removed, a new Sellers Representative shall be appointed by a vote of Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Sellers Representative. Written notice of any such resignation, removal or appointment of a Sellers Representative shall be delivered by the Sellers Representative to Parent promptly after such action is taken. Each Seller agrees that Sellers Representative shall have no obligation or liability to any Person for any action or omission taken or omitted by Sellers Representative in good faith hereunder, and each Seller shall indemnify and hold Sellers Representative harmless from and against any and all Losses which Sellers Representative may sustain as a result of any such action or omission by Sellers Representative hereunder.

8J. Authority and Rights of the Sellers Representative. The Sellers Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith. Sellers, Parent, and Surviving Company shall be entitled to rely on the actions taken by the Sellers Representative without independent inquiry into the capacity of the Sellers Representative to so act. All actions, notices, communications and determinations by the Sellers Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers. Neither the Sellers Representative nor any of its officers, directors, employees, agents or representatives shall have any liability to the Parent, Surviving Company, the Sellers with respect to actions taken or omitted to be taken by the Sellers Representative in such capacity (or any of its officers, directors, employees, agents or representatives in connection therewith), except with respect to the Sellers Representative’s gross negligence or willful misconduct.

8K. Expenses. Surviving Company shall pay all of its and Parent’s third party fees, costs and expenses incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby. Except as set forth in Section 4H(ii), Sellers shall pay all of the Company Expenses and all their own fees, costs and expenses incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby.

8L. General Release. Each of the Sellers does hereby, and each such Seller agrees to cause his or its Affiliates, successors and assigns and any other person or entity claiming by, through or under any of the foregoing to (and on behalf of each of them does hereby), effective as of, and contingent upon, the Closing, unconditionally and irrevocably release, waive and forever discharge Parent, Merger Sub, Company and each of their past and current directors, managers, officers, and employees from any and all claims, demands, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring on or prior to the Effective Time, which, for the avoidance of doubt, includes (without limitation) any and all claims of breach and causes of action based on alleged breach and associated liabilities arising out of or relating to any commercial arrangement or agreement between Company and such Seller and/or such Seller’s Affiliates entered into prior to the Effective Time, but excludes and shall not apply to the rights of any such Seller and/or such Seller’s Affiliates (i) set forth in this Agreement or any other agreement or document executed or delivered in connection with this Agreement, (ii) set forth in any of the 2018 Transaction Documents, or (iii) under any contract of insurance covering directors, managers, and officers of Company. WITHOUT LIMITING THE FOREGOING, EACH SELLER (ON HIS, HER OR ITS OWN BEHALF AND ON BEHALF OF HIS, HER OR ITS AFFILIATES, SUCCESSORS AND ASSIGNS) EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY ANY APPLICABLE STATUTE IN THE CONTEXT OF A GENERAL RELEASE, WHICH STATUTE GENERALLY PROVIDES FOR THE FOLLOWING: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM, HER OR IT MAY HAVE MATERIALLY AFFECTED HIS, HER OR ITS SETTLEMENT WITH THE DEBTOR.” EACH SELLER ACKNOWLEDGES THAT HE, SHE OR IT HAS CAREFULLY READ THE FOREGOING WAIVER AND GENERAL RELEASE AND UNDERSTANDS ITS CONTENTS. Sellers represent and warrant that (x) there are no liens, or claims of lien, or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein, (y) the Sellers have not transferred or otherwise alienated any such claims or causes of action, and (z) Sellers are fully authorized and entitled to give the releases specified herein.

8M. Confidentiality. Each of the Sellers, Parent, Merger Sub, and Company hereby covenants and agrees not to, and to cause his or its Affiliates not to, at any time (i) retain or use for the benefit, purposes or account of such party or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Parent, Company, Sellers, Surviving Company and their respective Subsidiaries any non-public, proprietary or confidential information, including trade secrets, “know-how”, profitability margins relative to any customers of Company (the release of which would cause substantial harm to Company), research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, in each case, concerning the past, current or future business, activities and operations of Parent, Sellers, Company, Surviving Company or their Subsidiaries, as applicable (“Confidential Information”) without the prior written authorization of the Person to which such Confidential Information relates (which authorization may be withheld in such Person’s sole and absolute discretion); provided, however, “Confidential Information” shall not be deemed to include any information that is (i) generally known to the public other than as a result of party’s breach of this section or any breach of other confidentiality obligations by third parties or (ii) required by law to be disclosed; provided that a party shall give prior written notice to Parent of such requirement, disclose no more information than is so required, and cooperate with any attempts by Parent to obtain a protective order or similar treatment.

ARTICLE 9

MISCELLANEOUS

9A. Definitions. The terms defined in Exhibit A hereto, whenever used herein, shall have meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

9B. Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that (i) any such amendment or waiver will be binding upon Company (prior to the Closing), Sellers and the Sellers Representative only if such amendment or waiver is set forth in a writing executed by Company (prior to the Closing), Sellers and the Sellers Representative, and (ii) any such amendment or waiver will be binding upon Parent, Merger Sub and Surviving Company only if such amendment or waiver is set forth in a writing executed by Parent. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9C. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth Business Day following the date of such deposit, (iv) if delivered by fax, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission, or (v) if delivered by Internet mail, provided the relevant sender requests and receives a receipt read response from recipient (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission and receipt read response is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to Company, the Sellers Representative, Parent, Merger Sub or Surviving Company shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Sellers Representative:

Brian Gallaher

3402 Piazza De Oro Way, Suite 100

Oceanside, CA 92056

Phone: [***]

Email: [***]

with a copy to:

Monroe Law PC

4225 Executive Square, Suite 600

La Jolla, CA 92037

Attn: Patrick Monroe

Phone: [***]

Email: [***]

Notices to Parent, Merger Sub and/or Surviving Company:

Aptera Motors Corp.

5818 El Camino Real

Carlsbad, CA 92008

Attn: [***]

Phone: [***]

with a copy to:

Eversheds Sutherland (US) LLP

999 Peachtree Street, N.E.

Atlanta, GA 30338

Attn: Michael J. Voynich

Phone: [***]

Email: [***]

9D. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Sellers or, prior to Closing, Company in each case without the prior written consent of Parent. Each of Parent and Merger Sub may assign its rights and obligations hereunder, in whole or in part, to any of its Affiliates or in connection with any disposition or transfer of all or any portion of the equity of Surviving Company or any of its Subsidiaries, in each case without the consent of any other Person; provided, however, any such assigning Person shall remain fully liable under this Agreement for such Person’s obligations and responsibilities hereunder

9E. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

9F. Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Other than as set forth in Section 8B, Section 8C, Section 8F, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement.

9G. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, each of Parent, Merger Sub, Sellers, Company and the Sellers Representative, confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

9H. Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Words denoting any gender shall include all genders. Where a word is defined herein, references to the singular shall include references to the plural and vice versa. A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided. Any reference to any agreement or contract referenced herein or in the Disclosure Schedule shall be a reference to such agreement or contract, as amended, modified, supplemented or waived. The captions used in this Agreement and descriptions of the Disclosure Schedule are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Disclosure Schedule had been used in this Agreement.

9I. The Disclosure Schedule. Any matter disclosed in one section of the Disclosure Schedule shall also be deemed to constitute an exception to each other representation, warranty, covenant or agreement of Sellers or Company in the Agreement to which such matter relates, but only to the extent such matter is apparent, on its face, to be applicable to such other representation, warranty covenant or agreement of Sellers or Company. The parties acknowledge and agree that any appendices or exhibits attached to the Disclosure Schedule form an integral part of the sections or subsections of the Disclosure Schedule into which they are incorporated by reference for all purposes as if fully set forth in the Disclosure Schedule, including for purposes of cross-application to other sections or subsections of the Disclosure Schedule in accordance with the immediately preceding sentence. The inclusion of any item in the Disclosure Schedule shall not be deemed an admission that such item is a material fact, event, or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

9J. Complete Agreement. This Agreement, together with any other agreements referred to herein or therein executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.

9K. Counterparts. This Agreement may be executed in multiple counterparts (including by means of fax or electronically transmitted signature pages), all of which taken together shall constitute one and the same Agreement.

9L. Governing Law. The internal Law (and not the Law of conflicts) of the State of California shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

9M. Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.

(i) If any dispute, controversy or claim arises between the parties hereto with respect to whether any such party is in breach or default of its respective obligations hereunder, then the dispute shall be settled by binding arbitration in San Diego County, California or at such other location as may be mutually agreed by the parties involved in such dispute. Such arbitration shall be administered by the American Arbitration Association (“AAA”) and shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of AAA then in effect, or such other arbitral body as the parties may jointly select.

(ii) The award of the arbitrator shall be binding upon the parties and each party hereby consents to the entry of judgment by any court of competent jurisdiction in accordance with the decision of the arbitrator.

(iii) The prevailing party in any such arbitration shall be entitled to recover, in addition to any other relief awarded, its reasonable costs of preparation for and participation in the arbitration, including reasonable attorneys’ fees. The arbitrator shall have no power to award punitive, treble or other multiple damages, as a result of this Section 9M, and the arbitrator’s jurisdiction is limited accordingly, and no arbitration award issued pursuant to this Section 9M shall grant such damages.

(iv) The Parties hereby agree to make a good faith effort to resolve any dispute, controversy or claim arising between them prior to electing to arbitrate such matter.

(v) Any such arbitration proceedings shall include by consolidation, joinder or joint filing, any additional Person not a party to this Agreement to the extent necessary to the final resolution of the matter in controversy.

SUBJECT TO THE FOREGOING, THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF CALIFORNIA. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first written above.

ANDROMEDA INTERFACES INC.

By:	/s/ Brian Gallagher
Name: Brian Gallagher
Title: President

SELLERS:

/s/ Brian Gallagher
Name: Brian Gallagher

/s/ Kevin Coelho
Name: Kevin Coelho

SELLERS REPRESENTATIVE:

/s/ Brian Gallagher
Name: Bria Gallagher (solely in his capacity as the Sellers Representative)

APTERA MOTORS CORP.

By:	/s/ Chris Anthony
Name: Chris Anthony
Title: President

APTERA MERGERCO, LLC

By: Aptera Motors Corp., its sole member

By:	/s/ Chris Anthony
Name: Chris Anthony
Title: President

Exhibit A

Definitions

“Action” means any claim, complaint, charge, action, suit, audit, inquiry, investigation or other proceeding (including any arbitration proceeding).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

“Affiliated Group” means with respect to Company, any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which Company or any Predecessor is or has been a member.

“Agreement” shall have the meaning set forth in the preamble.

“Assets” means all of the Companies’ assets, properties, and rights, including Owned Intellectual Property Rights, Leased Real Property, inventory, Company Contracts, and accounts receivable.

“Business” means the business of Company (as of the Closing).

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in any of New York, New York or Atlanta, Georgia are closed for business as a result of federal, state or local holiday.

“California Act” means the California Corporation Code, as amended from time to time.

“Certificate” means a certificate which immediately prior to the Effective Time represented any Company stock.

“Certificate of Merger” shall have the meaning set forth in Section 1B.

“Closing” shall have the meaning set forth in Section 4A.

“Closing Date” shall have the meaning set forth in Section 4A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble.

“Company Closing Merger Consideration” shall have the meaning set forth in Section 4B.

“Company Expenses” means all costs, fees and expenses incurred prior to the Effective Time (whether or not invoiced) by Company in connection with this Agreement and the transactions contemplated hereby, and any other fees and expenses of Company’s advisors, investment bankers, lawyers and accountants arising out of, relating to or incidental to the discussion, evaluation, financing, negotiation and documentation of the transactions contemplated hereby.

“Company Fundamental Representations and Warranties” shall have the meaning set forth in Section 10A.

“Company Stock” shall have the meaning set forth in the preamble.

“Company Transaction” means any (a) reorganization, liquidation, dissolution or recapitalization of Company, (b) merger or consolidation involving Company, (c) purchase or sale of any assets of Company or Company Stock (or any rights to acquire, or securities convertible into or exchangeable for, any portion of the Company Stock) (other than the purchase and sale of inventory and the purchase of capital equipment in the ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving Company or its business or assets.

“Contract” means, with respect to any person, any legally binding written, oral, implied, or other agreement, contract, instrument, note, mortgage, bond, loan, indenture, guaranty, option, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, sale or purchase order, work order, insurance policy, lease, license, commitment, covenant, assurance, indemnity, or undertaking, understanding, or arrangement of any kind or nature to which such person is a party, by which it or its assets are bound or subject and under which it has or may reasonably be expected to have any current or future liability.

“Constituent Corporations” shall have the meaning set forth in the preamble.

“Delaware Act” means Title 6, Chapter 18 of the Delaware Code, as amended from time to time, known as the Delaware Limited Liability Company Act.

“Disclosure Schedule” means the Disclosure Schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Effective Time” shall have the meaning set forth in Section 1B.

“Employee Benefit Plan” shall have meaning set forth in Section 6M(i).

“Encumbrance” means any Lien (other than restrictions on transfer under the Securities Act and applicable state securities Laws).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder

“Fraud” means actual intentional fraud and not constructive or negligent fraud.

“GAAP” means United States generally accepted accounting principles applied on a basis consistent with the accounting principles and policies of Company.

“Governmental Entity” means any government, governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, whether international, foreign, provincial, domestic, federal, state or local.

“Indebtedness” means, with respect to Company at any applicable time of determination, without duplication, (i) all obligations and amounts due of Company with respect to borrowed money, (ii) all notes payable, (iii) the principal amount of capital leases, long-term vendor financing, interest rate protection agreements and any prepayment penalties, (iv) letters of credit, premiums, or make-whole amounts, (v) deferred compensation arrangements, severance, pension plans, accrued bonuses and any change of control payments resulting from the consummation of the Merger or the discharge of any obligation described above or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations, but expressly excluding any severance obligations that are due and payable upon the termination of Company employees following the Closing), (vi) all costs and expenses of any lender payable in connection with the foregoing (other than accrued expenses and trade accounts payable incurred in the ordinary course of business to the extent accounted for in the working capital adjustment), (vii) all liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness (other than “deferred revenue” incurred in the ordinary course of business consistent with past practice) and (viii) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Intellectual Property Rights” means any and all intellectual and industrial proprietary rights and rights in confidential information of every kind and description anywhere in the world, including (i) patents and patent applications, and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) trademarks, service marks, trade dress, trade names, logos, slogans, corporate names and other indicia of source, and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, and registrations and applications for registration thereof, (iv) Software, (v) internet domain names, websites, universal resource locators and other names and locators associated with the internet, (vi) trade secrets and other confidential information (including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice)), know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, non-public data and databases, financial and marketing plans and customer and supplier lists and information (vii) moral and economic rights of authors and inventors, however denominated, and (viii) all other intellectual property.

“knowledge” means, when referring to the “knowledge of Company,” “Seller’s knowledge” or any similar phrase or qualification based on knowledge of Company, the actual knowledge of any of Brian Gallagher and Kevin Coelho, and, when referring to the “knowledge of Parent” or any similar phrase or qualification based on knowledge of Parent, the actual knowledge of any of Chris Anthony.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, order, requirement or rule of law.

“Lien” means all mortgages, security interests, charges, easements, rights, options, claims, restrictions, encumbrances, or other liens of any kind.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real or immovable property that is used in Company’s business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which Company holds any Leased Real Property.

“Losses” means, with respect to any person at the time of determination, any and all payments, recoveries, fines, penalties, interest, assessments, judgments, settlements, demands, Taxes, claims, damages, liabilities, actual and reasonable costs and expenses suffered or incurred by the indemnified party, including reasonable attorney fees and reasonable expenses for investigation and defense; but shall exclude punitive damages (other than any such damages that are part of any judgment against the indemnified person in connection with a third-party claim that are based on any willful misconduct by the indemnifying person).

“Merger” shall have the meaning set forth in the preamble.

“Merger Sub” shall have the meaning set forth in the preamble.

“Merger Sub Equity Units” shall have the meaning set forth in the preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Organizational Documents” means (i) the certificate or articles of incorporation and the bylaws, the partnership agreement or operating agreement (as applicable), (ii) any other agreements, documents, or instruments relating to the organization, management, or operation of any Person that is an entity or relating to the rights, duties, and obligations of the equity holders of any such Person, including any equity holders’ agreements, voting agreements, voting trusts, joint venture agreements, registration rights agreements, or similar agreements, and (iii) any documents comparable to those described in clauses (i) and (ii) as may be applicable pursuant to any applicable Law.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purportedly owned by Company, including all Intellectual Property Rights set forth, or required to be set forth, in Schedule 7J(i) of the Disclosure Schedule.

“Parent” shall have the meaning set forth in the preamble.

“Parent Parties” means Parent and its Affiliates (including Merger Sub, and including, after the Closing, Surviving Company, but excluding Sellers and their Affiliates) and their respective stockholders, officers, directors, employees, agents, partners, members, successors and assigns.

“Permitted Equity Liens” means with respect to any equity securities at issue, (i) the provisions of the Organizational Documents of such entity to which the equity securities at issue relate, and (ii) the restrictions on the sale, transfer, pledge, or other disposition of securities provided in the Securities Act and any state or “blue sky” securities laws.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“Plan” shall have the meaning set forth in Section 6H(v).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 8F(i).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller Parties” means the Sellers, Company (prior to Closing) and their respective stockholders, officers, directors, employees, agents, partners, members, successors and assigns.

“Sellers Representative” shall have the meaning set forth in the preamble.

“Software” means, in any form or format, any and all (i) computer programs, libraries and middleware, including applications, assemblers, applets, compilers, development tools, design tools, diagnostics, utilities, user interfaces and any and all software implementations of algorithms, models and methodologies, whether in source, interpreted code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all programmer and user documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Surviving Company” shall have the meaning set forth in Section 1A.

“Tax” or “Taxes” means (A) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, unclaimed property, disability, real property, personal property, sales, use, transfer, value added, goods and services, alternative or add-on minimum, imputed underpayment, or other tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; (B) liability for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person, or as a transferee or successor, by contract, or otherwise.

“Tax Matter” means any inquiry, assessment, Action or other similar event relating to the Taxes.

“Tax Return” means any Tax return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Governmental Authority.

“Title IV Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, other than a Multiemployer Plan.

List of Additional Exhibits:

Exhibit B: Certificate of Merger

Exhibit C: Letter of Transmittal

Exhibit D: Sellers’ Share Allocations

The Company agrees to furnish supplementally a copy of any omitted exhibit to the U.S. Securities and Exchange Commission upon request.

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS (this “Agreement”), effective as of the 27th day of April, 2023 (the “Effective Date”), is entered into by and among each of Brian Gallagher and Kevin Coelho (each a “Founder”, collectively the “Founders”) and Aptera Motor Corp., a Delaware corporation (“Aptera” and together with the Founders, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties and those other parties named therein, entered into that certain Agreement and Plan of Merger, dated April 1, 2022 (the “Merger Agreement”), pursuant to which Aptera acquired by way of a reverse triangular merger all of the outstanding capital stock of Andromeda Interfaces Inc., a California corporation (“Andromeda”) from the Founders in exchange for the issuance of 251,087 class A common shares of Aptera (the “Aptera Shares”). Capitalized terms not defined herein shall have their respective meanings as defined in the Merger Agreement;

WHEREAS, in connection with the Merger Agreement, each of the Founders became employees of Aptera while continuing to operate Andromeda, which as a result of the Merger Agreement, became a wholly-owned subsidiary of Aptera;

WHEREAS the Parties now mutually and collectively desire to avoid the further expense, inconvenience, and distraction of continued discussions and negotiations to resolve such differing views, to compromise and settle their differences, and to effect a mutual release of all actual and known claims arising in connection with the relationships upon the terms and conditions set forth herein; and

NOW, THEREFORE, upon these premises, and for and in consideration of the mutual covenants, promises, representations, and agreements contained herein, the receipt, adequacy, fair value, and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Return of Andromeda Stock

1. It is specifically understood and agreed that by execution of this Agreement, Aptera agrees to assign all of its right, title and interest in and to the capital stock of Andromeda to each of the Founders as specified herein. Specifically as of the Effective Date, Aptera agrees to assign 5,100 shares of Andromeda common stock to Brian Gallagher and 4,900 shares of Andromeda common stock to Kevin Coelho, free and clear of all debts, liens and encumbrances of any kind, each of which collectively represents all of the outstanding shares of Andromeda (collectively, the “Andromeda Shares”). Aptera does hereby irrevocably constitute and appoint an officer of Aptera as its attorney to transfer the Andromeda Shares on its books maintained for that purpose, with full power of substitution in the premises.

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

Redemption of Aptera Shares and Related Matters

2. It is specifically understood and agreed that by execution of this Agreement and subject to its full performance, the Founders agree to assign all of their right, title and interest in and to the Aptera Shares to Aptera. Specifically, Brian Gallagher agrees to assign 128,054 shares of Aptera common stock to Aptera, and Kevin Coelho agrees to assign 123,033 shares of Aptera common stock to Aptera, which represents the entire share consideration received under the Merger Agreement. Each of the Founders hereby represent and warrant that they are still the record owner of such Aptera Shares and have not transferred, assigned, pledged or otherwise encumbered such Aptera Shares since their initial issuance pursuant to the Merger Agreement. Each of the Founders do hereby irrevocably constitute and appoint an officer of Aptera as its attorney to transfer the said Andromeda shares on its books maintained for that purpose, with full power of substitution in the premises.

Subject to the full performance of this Agreement, each of the Founders hereby acknowledge and agree that in connection with the earlier termination of their employment with Aptera (a) all stock options for Aptera stock have terminated and are no longer exercisable and (b) all rights to Additional Earnout Amounts as contemplated in the Merger Agreement have also terminated.

Aptera-Andromeda Separation of Assets

3. The Founders will return any Aptera assets it possesses.

Ownership of Jointly Developed Intellectual Property, Assets, and Orbity Rights

4. As between the Founders and Aptera, Aptera shall own all right, title, and interest in and to any Intellectual Property made, invented, developed, created, conceived or reduced to practice as a result of work conducted pursuant the Founders employment by, and services to or on behalf of, Aptera since April 1, 2022, or otherwise created jointly with Aptera or Andromeda since such date, through the Effective Date. Each Founder will, and hereby does, assign and otherwise transfer to Aptera all such right, title, and interest in and to such Intellectual Property as is necessary to fully effect the foregoing. Notwithstanding the foregoing, the Founders shall retain all right, title, and interest to the Intellectual Property and assets set forth on Exhibit A hereto (collectively the “Andromeda Assets”). Founders acknowledge that Andromeda has a disaster relief loan and credit card debt. For purposes of the foregoing, “Intellectual Property” means all (i) patents, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, internet domain names, and corporate names (and all translations, adaptations, derivations, and combinations of the foregoing), together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works (including mask works), (iv) registrations, applications and renewals for any of the foregoing, (v) computer software (including source code and object code), data, data bases and documentation thereof, and (vi) trade secrets, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, business and marketing plans and customer and supplier lists and related information.

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

5. Andromeda will retain ownership of the design and intellectual property contained in the products it had prior to being acquired. These include Intelli- gauge, EVIC, Studio Interface Kit, and related hardware and software.

6. Following the Effective Date, to the extent Andromeda continues to use in any of its customer products an Orbity Unit that was built by the Founders and/or Andromeda before the Effective Date, then Andromeda shall pay Aptera a royalty fee of $50.00 per Orbity Unit, which shall be paid each year on May 1. This will be covered in a separate Royalty Agreement. Andromeda also agrees to return to Aptera promptly after the Effective Date two (2) functional Orbity Units, which as of the date hereof remain under development, and such returned Orbity Units are to be used by Aptera for its internal testing. For purposes of the foregoing, an “Orbity Unit” refers to that certain piece of computer equipment which runs an Aptera display system which is intended to be incorporated into the motor vehicles developed by Aptera.

Releases

7. In consideration of the mutual covenants, agreements, representations, warranties, and releases set forth herein, and except for claims arising under or relating to this Agreement, upon timely return of the Andromeda Shares, the Andromeda Assets and the full performance by Aptera under the Consulting Agreement attached hereto as Exhibit B and incorporated herein by reference, each of the Founders, on behalf of themselves and their respective servants, successors, assigns, attorneys, agents, representatives, and affiliates, and each of their respective heirs, executors, administrators, and successors in interest, do hereby forever fully, finally, and completely release and discharge Aptera and its respective current or former officers, directors, employees, servants, successors, assigns, attorneys, agents, representatives, parents, subsidiaries, and affiliates, and each of their respective heirs, executors, administrators, and successors in interest, of and from all known claims, actions, causes of action, suits, obligations, promises, representations, warranties, covenants, controversies, expenses, judgments, executions, liabilities, damages, and demands whatsoever, in law or in equity, or otherwise, which either Founder ever had, now has or could have, from the beginning of time until the date this Agreement is executed, against Aptera, arising in connection with the Merger Agreement, their employment by Aptera and any other matter between the Parties. Each of the Founders, on behalf of themselves and their respective servants, successors, assigns, attorneys, agents, representatives, and affiliates, and each of their respective heirs, executors, administrators, and successors in interest hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against Aptera by reason of or in connection with any of the foregoing matters, claims or causes of action.

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

8. Each of the Founders certifies that he has read the provisions of California Civil Code Section 1542 and has consulted his own counsel regarding that section. Each Founder waives any and all rights under California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

9. For the avoidance of doubt, the Founders acknowledge and agree that the foregoing release and covenant not to sue does not apply to any action or claim not otherwise released and brought under this Agreement to enforce their rights with regard hereto.

10. In consideration of the mutual covenants, agreements, representations, warranties, and releases set forth herein, and except for claims arising under or relating to this Agreement, upon timely return of the Aptera Shares, Aptera, on behalf of itself and its respective officers, directors, employees, servants, successors, assigns, attorneys, agents, representatives, parents, subsidiaries, and affiliates, and each of their respective heirs, executors, administrators, and successors in interest, do hereby forever fully, finally, and completely release and discharge each of the Founders and their respective servants, successors, assigns, attorneys, agents, representatives, and affiliates, and each of their respective heirs, executors, administrators, and successors in interest, of and from all known claims, actions, causes of action, suits, obligations, promises, representations, warranties, covenants, controversies, expenses, judgments, executions, liabilities, damages, and demands whatsoever, in law or in equity, or otherwise, which Aptera ever had, now has or could have, from the beginning of time until the date this Agreement is executed, against either of the Founders, arising in connection with the Merger Agreement, their employment by Aptera and any other matter between the Parties. Aptera, on behalf of itself and its respective officers, directors, employees, servants, successors, assigns, attorneys, agents, representatives, parents, subsidiaries, and affiliates, and each of their respective heirs, executors, administrators, and successors in interest hereby covenant and agree never to institute or cause to be instituted or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against either of the Founders by reason of or in connection with any of the foregoing matters, claims or causes of action.

11. Aptera certifies that it has read the provisions of California Civil Code Section 1542 and has consulted its own counsel regarding that section. Aptera waives any and all rights under California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

12. For the avoidance of doubt, Aptera acknowledges and agrees that the foregoing release and covenant not to sue does not apply to any action or claim not otherwise released and brought under this Agreement to enforce its rights with regard hereto.

Non-Disparagement

13. The Parties agree that, unless required to do so by legal process, they and their respective officers and directors will not make any disparaging statements or representations, either directly or indirectly, whether orally or in writing, by word or gesture, to any person whatsoever, about the other Party or any person or entity affiliated with the other Party. For purposes of this paragraph, a disparaging statement or representation is any communication which, if publicized to another, would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, good character, or product quality of the person or entity to whom the communication relates. This non-disparagement provision is material to this Agreement and its violation shall constitute a breach of this Agreement.

Further Assurances

14. The Parties will take any and all actions, including the signing and delivery of any and all documents and instruments, necessary or advisable to consummate the transactions contemplated hereby and in furtherance of the terms set forth herein. Additionally, if either (a) Aptera or (b) the Founders hold any asset in their possession that are owned by the other Party relating to Andromeda or Aptera, as applicable, such Party will promptly transfer (or cause to be transferred) such assets to the other Party, without further consideration from the other Party. Prior to any such transfer, the Party receiving or possessing any such asset will hold it in trust for such other Party.

Miscellaneous Terms, Conditions, Representations, and Warranties

15. Each Party represents and warrants that it has the authority to enter into this Agreement and that such Agreement is enforceable by its terms against such Party, and the execution delivery and performance of such Party’s obligations hereunder will not contravene any other obligation or agreement of such Party.

16. Nothing in this Agreement is, shall be construed as, or shall be deemed as an admission of liability or inadequacy of defenses by any of the Parties, it being expressly understood and agreed that all Parties deny any liability with respect to the matters resolved by this Agreement and that each of the Parties is entering into this Agreement solely to compromise disputed claims and to avoid the costs, risks, and distraction of further litigation.

17. Each of the Parties is entering into this Agreement freely and after opportunity for and actual consultation with attorneys of their choice. The Parties further acknowledge that there has been no coercion involved in the negotiation or execution of this Agreement nor has either Party relied on any oral or written statement by the other Party or any attorney or other agent of the other Party.

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

18. This Agreement shall be construed as if jointly prepared by all the Parties, and any uncertainty or ambiguity in this Agreement shall not be construed against any of the Parties.

19. This Agreement constitutes the entire agreement between the Parties with respect to the matters resolved herein and supersedes any and all prior or contemporaneous oral or written agreements, discussions, negotiations, correspondence, or undertakings pertaining to the matters resolved herein.

20. No alteration or attempted modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the affected Parties or ordered by a court of competent jurisdiction.

21. This Agreement shall be binding on the Parties and upon their respective officers, directors, employees, servants, successors, assigns, attorneys, agents, representatives, parents, subsidiaries, and affiliates, and each of their respective heirs, executors, administrators, and successors in interest.

22. The individuals signing below on behalf of a Party have the complete, full, and lawful authority of such entities to enter into this Agreement.

Execution, Dispute Resolution, and Governing Law

23. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same valid and binding agreement. The transmission of signatures by facsimile or other electronic media shall be effective to the same extent as the transmission of original signatures.

24. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration, before a single arbitrator, in San Diego County, California or such other location as may be mutually agreed by the parties. The arbitration shall be administered by the American Arbitration Association (“AAA”) and conducted in accordance with the Commercial Arbitration Rules of the AAA then in effect, or such other arbitral body as the Parties may jointly select. Judgment on the award made by the arbitrator may be entered in any court having jurisdiction. Except as otherwise awarded by the arbitrator, each Party shall pay the fees of their respective attorneys, the expenses of their witnesses and any other expenses connected with presenting their claim or defense. Except as otherwise awarded by the arbitrator, other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs, shall be borne equally by the parties, one-half by the Founders, on the one hand, and one-half by Aptera,

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

on the other hand. The Prevailing Party in such arbitration shall be entitled to recover from the other Party all costs, expenses and attorneys’ fees incurred as a result of such action. For purposes of the foregoing: (i) “Prevailing Party” means (A) in the case of the Party initiating the enforcement of the rights or remedies, that it recovered substantially all of its claims; and (B) in the case of the Party defending against such enforcement, that it successfully defended substantially all of the claims made against it; and (ii) if no Party is a Prevailing Party within the meaning of the foregoing, then no Party will be entitled to recover its costs, expenses and attorneys’ fees pursuant to this Section 24.

25. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without respect to its conflict of law principles.

[Signatures appear on following page.]

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have hereto made and executed this Agreement as of the Effective Date:

FOUNDERS:

/s/ Brian Gallagher
Brian Gallagher

/s/ Kevin Coelho
Kevin Coelho

APTERA:
Aptera Motors Corp.

By:	/s/ Chris Anthony
Name: Chris Anthony
Title: CEO

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

Exhibit A

Founders Intellectual Property and Assets

[omitted]

Certain information has been excluded from this exhibit because it is both not material and it is the type that the company treats as private or confidential

Exhibit B

Consulting Agreement

(attached)

[omitted]